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                                                                    Exhibit (11)

                     [LETTERHEAD OF DECHERT PRICE & RHOADS]

December 17, 2001

The Munder Funds, Inc.
480 Pierce Street
Birmingham, Michigan 48009


Ladies and Gentlemen:

This opinion is given in connection with the filing by The Munder Funds, Inc., a Maryland corporation ("Company"), of the Company's Registration Statement on Form N-14 ("Registration Statement") under the Securities Act of 1933, as amended ("1933 Act"), relating to the issuance of shares of common stock, at a par value of $0.01 per share, of the Munder NetNet Fund, a separate series of the Company ("NetNet Fund"), in connection with the acquisition by the NetNet Fund of all of the assets and the assumption by the NetNet Fund of all of the liabilities of the Munder International NetNet Fund, another separate series of the Company, in exchange for shares of the NetNet Fund ("Reorganization"). The authorized shares of common stock of the NetNet Fund are hereinafter referred to as the "Shares."

We have examined the following Company documents: the Company's Articles of Incorporation; the Company's Articles of Amendment; the Company's Articles Supplementary; the Company's By-Laws; the Registration Statement, including the Form of Agreement and Plan of Reorganization included therein; pertinent provisions of the laws of the State of Maryland; and such other Company records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based on such examination, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland; and

2. The Shares to be offered for sale by the Company, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This letter expresses our opinion as to the Maryland General Corporation Law governing matters such as the due organization of the Company and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the State of Maryland or to federal securities or other laws.

We consent to the use of this opinion as an exhibit to the Registration
Statement.

                                                     Very truly yours,
                                                     /s/ Dechert